EXHIBIT 2.1

PURCHASE AGREEMENT
BY AND BETWEEN
FINANCIAL INFORMATION CONSULTING SERVICE GROUP NV
S1 CORPORATION
AND
CETP FRS S.à r.l.
acting in its own name and for its own account and acting in the name of and for the account of the purchasing entities listed in Exhibit A
August 9, 2006

PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT (this “Purchase Agreement”) is entered into as of August 9, 2006 (the "Signing Date”) by and between CETP FRS S.à r.l., a Luxembourg corporation, acting in its own name and for its own account and acting in the name of and for the account of the purchasing entities listed in Exhibit A (each a “Purchaser”), on the one hand, and Financial Information Consulting Service Group NV, a company organized under the laws of Belgium (the “Seller”) and S1 Corporation, a company organized under the laws of the State of Delaware, U.S.A. (the “Guarantor”), on the other hand. Each of the Purchaser, the Seller and the Guarantor are hereinafter referred to individually as a “Party” and collectively, as the “Parties”.
R E C I T A L S
     A. The Purchaser desires to acquire (i) the issued and outstanding shares of capital stock or equity interests of certain, direct and indirect, Subsidiaries of the Seller listed on Exhibit A attached hereto (each a “FRS Business” and collectively, the “FRS Businesses”) and (ii) the FRS India Assets.
     B. The FRS Businesses are engaged in and the FRS India Assets are used in connection with the business of providing compliance, regulatory reporting and operational risk management solutions (and analytics related thereto) to financial institutions (the “Business”).
     C. The Seller (directly or indirectly) is the record and beneficial owner of all of the issued and outstanding shares of capital stock or equity interests of each FRS Business set forth opposite the name of such FRS Business on Exhibit A (which constitute all of the outstanding shares of capital stock or equity interests of the FRS Businesses) (the “Shares”).
     D. The Seller desires to sell and the Purchaser desires to purchase the Shares and the FRS India Assets at the price and upon the terms and conditions hereinafter set forth.
     E. The Guarantor has agreed to guarantee the performance of the obligations of the Seller under this Purchase Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and representations contained herein and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     For all purposes of this Purchase Agreement, certain capitalized terms specified in Exhibit B shall have the meanings set forth in that Exhibit B, except as otherwise expressly provided.

ARTICLE II
SALE AND PURCHASE
2.1. Sale and Purchase of Shares
     (a) At the Signing Date, on the basis of the representations, warranties and Agreements contained herein, and subject to the terms and conditions hereof, the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Shares, as indicated opposite the respective Purchaser’s name in Exhibit A, at the purchase price specified in Section 2.5, which Shares shall in each case be sold to the Purchaser free and clear of all Liens (other than Liens arising solely as a result of applicable securities Laws) and including all dividend rights attached to the Shares for the financial year closed on December 31, 2005.
     (b) The Seller waives and agrees to procure the waiver of any restrictions on transfer, including pre-emption rights, which may exist in relation to the Shares, under the Charter Documents of the FRS Businesses.
     (c) It is the intention of the Seller to sell and of the Purchaser to purchase all of the Shares at the Signing Date. In case all of the Shares have not been legally transferred to the Purchaser on the Signing Date, the sale of the Shares, to the extent the transfer of any Shares has already materialized, shall, unless both Parties agree otherwise in writing, be automatically dissolved with retroactive effect and deemed never to have taken place. In such case, the Seller and the Purchaser shall cooperate to the fullest extent possible to undo the sale and all consequences thereof.
2.2. Signing deliveries
     (a) At the Signing Date, the Purchaser shall deliver such documents to the Seller and proceed with such actions in connection with the transfer of the Shares as set out in Part 1 of Exhibit C (Signing Deliveries / Actions Share Transfers), each of which may be waived by the Seller.
     (b) At the Signing Date, the Seller shall deliver such documents to the Purchaser and proceed with such actions in connection with the transfer of the Shares as set out in Part 2 of Exhibit C (Signing Deliveries / Actions Share Transfers) , each of which may be waived by the Purchaser.
     (c) At the Signing Date, the Purchaser and the Seller shall deliver such documents and undertake to proceed simultaneously with such actions in connection with the transfer of the Shares as set out in Part 3 of Exhibit C (Signing Deliveries / Actions Share Transfers) , each of which may be waived upon joint instruction of the Purchaser and the Seller.
2.3. Post-Signing Cooperation
     (a) Following the Signing Date and subject to any provision of this Purchase Agreement, each Party hereto shall use, and each Party shall cause its Affiliates to use, their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.
     (b) Following the Signing Date, the Parties shall (and the Purchaser shall cause each FRS Business to) timely provide such information, data and cooperation as may be reasonably necessary in order to assist the other Parties with any public filing, audit request, tax filing or other information requests relating to the FRS Businesses and the FRS India Assets.
2.4. Sale and Purchase of the FRS India Assets
     At the Transfer Date, the FRS India Assets shall be transferred in accordance with Section 7.2 of this Purchase Agreement.
2.5. Purchase Price of the Shares and the FRS India Assets
     Subject to the terms and conditions set forth in this Purchase Agreement, in consideration of the sale of the Shares and the FRS India Assets, the Purchaser shall pay to the Seller Thirty-Eight Million U.S. Dollars ($38,000,000) (the “Purchase Price”), payable in cash in the manner provided in Section 2.6, subject to adjustment in accordance with Section 2.7 and to be allocated to the respective FRS Businesses and FRS India Assets as set forth in Exhibit D.
2.6. Payment of Purchase Price
     At the Signing Date, the Purchaser shall pay to the Seller, in accordance with the terms of Section 2.5 above, the Purchase Price, such payment to be made in cash, by wire transfer of immediately available funds to the Seller as follows:
     (a) $34,500,000 of the Purchase Price (the “Initial Purchase Price”) to a bank account number provided in writing by the Seller to the Purchaser at least two days prior to the Signing Date; and
     (b) $3,500,000 of the Purchase Price (the “Escrow Amount”) to the Escrow Account.
2.7. Closing Accounts; Adjusted Purchase Price
     Following the Signing Date, the Initial Purchase Price shall be adjusted in accordance with the terms and conditions set out in Exhibit E to this Purchase Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Purchaser at the Signing Date as follows:

3.1. Corporate Organization
     Each FRS Business is a company duly organized and validly existing and each FRS Business incorporated under US law is in good standing under the Laws of the jurisdiction of its formation, incorporation or organization, as applicable, has all the requisite corporate power and authority to own, operate and lease their respective properties and Assets and to conduct their respective businesses including, without limitation the Business, as now conducted, and is duly licensed or qualified to conduct business in the states, countries and territories in which the nature of any material business conducted by it makes such licensing or qualification necessary.
3.2. Subsidiaries and Branches
     (a) The FRS Businesses have not, directly or indirectly, any Subsidiaries and no equity investment or other interest in any corporation, association, partnership, joint venture or other entity, except as set forth on Section 3.2 of the Disclosure Schedule.
     (b) The FRS Businesses have no branch offices, representation offices or permanent establishments, except as set forth on Section 3.2 of the Disclosure Schedule.
     (c) The sale, dissolution, liquidation, closing or merger of any former Subsidiary, branch office, representation office or permanent establishment did not result in the transfer of any Asset or right necessary to conduct the Business as presently conducted.
3.3. Corporate Documents
     (a) The Seller has made available to the Purchaser a true and complete copy of each of the Charter Documents of the FRS Businesses, as currently in effect, and a true and complete copy of the bylaws, or other comparable Charter Documents, of each FRS Business, as currently in effect.
     (b) Except for the share registry book of FRS Spain, the Seller has made available to the Purchaser a true and complete copy of each of the shareholder registers, or other comparable documents, reflecting the share ownership of each of the FRS Businesses and each of such documents accurately reflects the current share ownership of the FRS Businesses.
     (c) Except for the share registry book of FRS Spain, the statutory books and registers of the FRS Businesses and all current books of account are written up to date in all material respects and all such documents and other necessary records, deeds, Agreements and documents relating to their affairs are in their possession or under their control.
3.4. Capitalization
     (a) Section 3.4 of the Disclosure Schedule sets forth (i) the authorized, issued and outstanding shares of capital stock or equity interests of each FRS Business and (ii) the ownership of such capital stock or equity interests. All such shares of capital stock are duly authorized and validly issued and outstanding, fully paid and non-assessable.

     (b) Except as set forth on Section 3.4 of the Disclosure Schedule, there are no: (i) outstanding subscriptions, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or Agreements or understandings with respect to the sale or issuance of, the Shares; (ii) Encumbrances, rights of first refusal, rights of first offer, proxies, voting trusts, or voting Agreements with respect to the sale, issuance or voting of the Shares (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding securities); or (iii) obligations to redeem, repurchase or otherwise acquire the Shares, in each of (i), (ii) or (iii) above, pursuant to any Law (other than any limitations or restrictions on transferability under any applicable securities Laws), or any Charter Document of any of the FRS Businesses to which any of the FRS Businesses is a party or may be bound.
3.5. Title to the Shares; Transfer of Title
     The Seller is the lawful record and beneficial owner of the Shares. The Seller has good, valid and marketable title, free and clear of all Encumbrances, to the Shares, with full right and lawful authority to sell and transfer the Shares to the Purchaser pursuant to this Purchase Agreement. Upon payment of the Purchase Price for the Shares pursuant to the terms of this Purchase Agreement, the Purchaser will acquire good, valid and marketable title thereto, free and clear of all Encumbrances.
3.6. Authority and Capacity
     The Seller has full legal right, capacity, power and authority (corporate or otherwise) to execute and deliver this Purchase Agreement and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Purchase Agreement and to perform and consummate the transactions contemplated hereby. This Purchase Agreement and the performance of the Seller’s obligations hereunder, have been duly and validly authorized by all requisite corporate action on the part of the Seller, and this Purchase Agreement has been duly and validly executed by the Seller, and constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions, except as enforceability may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity.
3.7. Absence of Violation
     The execution, delivery and performance by the Seller of this Purchase Agreement, the fulfillment of and the compliance with the respective terms and provisions hereof, and the consummation of the transactions contemplated hereby, will not (i) conflict with, or violate any provision of, any Law having applicability to the Seller or any FRS Business; or (ii) conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Lien upon (a) any of the Assets of the FRS Businesses; or (b) under any provision of: (1) this Purchase Agreement, (2) the Charter Documents of any FRS Business, (3) any Permit required or issued in connection with the operation of the Business, (4) any other Agreement to which the Seller or any FRS Business is a party or by which the Assets of the FRS Businesses are or may be bound, except for such violations, conflicts or breaches of or with respect to (a), (b)(1), (3) and (4) above, individually or in the aggregate, have not had, and are not reasonably expected to have, a Material Adverse Effect.
3.8. Bankruptcy
     Neither the Seller nor any FRS Business is involved in any Proceeding by or against it as a debtor before any Governmental Entity under any insolvency, restructuring or debtors’ relief act, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official, or under any similar Law, for any part of its Assets.
3.9. Employees
     (a) Section 3.9 of the Disclosure Schedule lists the name of each employee, the identity of the employer, the position or job title, the date of hire and the aggregate annual remuneration, including without limitation, bonuses and fringe benefits, paid or payable as at June 30, 2006, as applicable, to its respective employees with respect to each of the FRS Businesses. The seniority, whether legal or contractual, of the employees with respect to each of the FRS Businesses, equals the period as of the date of hire as reflected in Section 3.9 of the Disclosure Schedule.
     (b) Each of the FRS Businesses has, in all material respects, timely paid or properly accrued for in the FRS Financial Statements all wages, salaries, commissions, bonuses, severance pay, vacation, sick or other leave benefits, other benefits and any other compensation or remuneration to employees for or on account of employment. Currently, all amounts due and payable to employees of the FRS Businesses have been fully paid in a timely manner.
     (c) None of the Key Executives has, to the Seller’s Knowledge, any intention to terminate or limit his employment with, or services to, the FRS Businesses, to work for or provide services or advice to any competitor of the FRS Businesses, nor, to the Seller’s Knowledge, is any such Key Executive subject to any legal constraints which would cause such member to be unable to devote his full time and attention to such employment or services.
     (d) None of the FRS Businesses has entered into any Agreement which may on the basis of the applicable legislation, as currently in place and as interpreted by prevailing case law, be subject to reclassification as an employment Agreement entered into between the FRS Businesses and the counterparty to the Agreement or between the FRS Businesses and the physical Person(s) actually involved in the exercise of the Agreement.
     (e) The FRS Businesses have, in all material respects, complied with all applicable employment and labor Laws, rules and regulations, including but not limited to social security regulations, health and safety, privacy, pension funds and insurance regulations, any Laws regulating the placing of employees at the disposal of users, working time regulations, any salary freeze measures and any other obligations relating to the employees have been duly and timely satisfied; it being understood, however, that nothing in this Section 3.9(e) may be construed as would any of the FRS Businesses have not made the necessary social security contributions nor payments into any pension fund or scheme. The FRS Businesses have complied with all the employment contracts and collective bargaining agreements, whether company related or generally applicable, with the exception of matters which do not result in a Material Adverse Effect on the Business.
3.10. Labor Relations
     (a) Except as set forth on Section 3.10 of the Disclosure Schedule, there are no strikes, work stoppages, or other employee disputes pending or, to the Seller’s Knowledge, threatened, between any of the FRS Businesses and: (i) any current or former employees of any of the FRS Businesses involving amounts, individually or in the aggregate, exceeding $50,000; or (ii) any union, employee representatives or other collective bargaining unit representing employees of the FRS Businesses.
     (b) No FRS Business has, or is obligated with respect to, any stock option, stock bonus, phantom stock plan, scheme or similar arrangement. Any unfunded pension Liability arrangements for present or former employees, directors, officers, managing directors, managers or workers of each of the FRS Businesses is covered by adequate reserves in the FRS Financial Statements, and any other pension Liability is fully funded and complies with all statutory and regulatory funding obligations in respect of all categories of Pension Scheme participants.
3.11. Financial Statements and backlog
     (a) Section 3.11 of the Disclosure Schedule contains true, correct and complete copies of the following (the “FRS Financial Statements”):
          (i) The unaudited carve out balance sheets, statements of income and comprehensive income, and statements of cash flow, including the applicable notes thereto, of the FRS Businesses as of December 31, 2004 and December 31, 2005 for the 12-month period then ended in each case; and
          (ii) The unaudited carve out balance sheets, statements of income and comprehensive income, and statements of cash flow, including the applicable notes thereto, of the FRS Businesses as of June 30, 2006 for the six month period then ended.
     (b) The FRS Financial Statements, (i) have been prepared on a consistent basis; (ii) have been prepared in accordance with the accounting policies generally accepted in the United States of America (“U.S. GAAP”); (iii) present fairly the financial condition and results of operations of the FRS Businesses on a consolidated basis, as of the date thereof and for the period covered thereby; provided, however, that the FRS Financial Statements do not contain all footnotes required under U.S. GAAP. Since December 31, 2005, there has been no change in any accounting principle, procedure or application by the FRS Businesses.
     (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, the FRS Financial Statements at June 30, 2006 include the pro-rata allocation of S1 Group charges on a basis consistent with the FRS Financial Statements at December 31, 2004 and 2005. The S1 Group charges cover exclusively the following services: financial accounting support (consolidation, SEC reporting), treasury support, internal audit support, marketing support, legal support, rent in the U.S., technical support, benefits for U.S. employees, and corporate insurance coverage (collectively the “S1 Services”). All other expenses necessary to operate the Business are incurred directly by the FRS Businesses and reflected in the FRS Financial Statements.
     (d) Except as set forth in Section 3.11(d) of the Disclosure Schedule, each of the FRS Businesses has, individually prepared, approved and filed its statutory annual accounts (the "Statutory Accounts”) in accordance with applicable laws and regulations and applicable national generally accepted accounting principles. They provide a true and fair view of the Assets and Liabilities, financial condition and results of operations of the relevant FRS Business on the date indicated in all material respects.
     (e) The accounts receivable of the FRS Businesses as set forth on the FRS Financial Statements or arising since the date thereof have arisen in the Ordinary Course of Business, and have arisen out of the bona fide sale or license of software, performance of services and other business transactions in the Ordinary Course of Business, as adjusted for the passage of time through the Signing Date in accordance with the past custom and practice of the FRS Businesses. Except as set forth in Section 3.11(e) of the Disclosure Schedule, to the Seller’s Knowledge, on the Signing Date there are no facts or circumstances from which it would result that the accounts receivable which are not provisioned for in the FRS Financial Statements, are not collectible.
     (f) Section 3.11(f) of the Disclosure Schedule contains true, correct and complete copies of the following:
          (i) the FRS Businesses revenue backlog (“FRS Backlog Schedule”) as of June 30, 2006 illustrating the total value of contracted revenues that have not been recorded as revenue at June 30, 2006, but are expected to be recognized as revenue in the future (“FRS Backlog Revenue”); and
          (ii) separate revenue backlog schedules supporting the FRS Backlog Schedule (“Subscription Backlog Schedule”, “License Backlog Schedule”, “Professional Services Backlog Schedule” and “Funded Development Backlog Schedule”) as of June 30, 2006 illustrating, in each case, the total value of contracted revenues that have not been recorded as revenue at June 30, 2006, but are expected to be recognized as revenue in the future (respectively, “Subscription Backlog Revenue”, “License Backlog Revenue”, “Professional Services Backlog Revenue” and “Funded Development Backlog Revenue”).
3.12. Absence of Undisclosed Liabilities
     No FRS Business has any Liabilities or obligations with respect to the Business either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:
     (a) those Liabilities or obligations as set forth or reserved against in the FRS Financial Statements, as applicable under U.S. GAAP;
     (b) those Liabilities or obligations incurred, consistent with past practice or arising in the Ordinary Course of Business and which are not reasonably expected to have a Material Adverse Effect; and

     (c) the off-balance sheet obligations set out in Section 3.12 of the Disclosure Schedule.
3.13. Bank Accounts
     Section 3.13 of the Disclosure Schedule sets forth the names of all banks or other financial institutions with which the FRS Businesses have any account or safe deposit box and identifies each such account and safe deposit box.
3.14. [intentionally left blank]
3.15. Compliance with Laws
     Each of the FRS Businesses: (i) is in compliance with all Laws applicable to it and its Business as currently conducted; and (ii) has all Permits necessary in the conduct of its Business as currently conducted, except for such compliance with Laws or Permits the absence of which, individually or in the aggregate, have not had, or could not reasonably be expected to have, a Material Adverse Effect on the Business.
3.16. Taxes
     (a) Each FRS Business has duly filed all Tax Returns, notices and other reports or filings required to be filed by any of the FRS Businesses (collectively, “FRS Tax Returns”) on or before the Signing Date with respect to all applicable Taxes. All such Tax Returns are true and complete in all material respects.
     (b) All Taxes which are required to be paid by each of the FRS Businesses before the Signing Date have been paid in full prior to the Signing Date.
     (c) The FRS Financial Statements contain a sufficient provision for all unpaid Taxes that are due up to the respective dates of the FRS Financial Statements.
     (d) Except as set forth on Section 3.16 of the Disclosure Schedule, there is no investigation or suits, actions or Proceedings before any Tax authority or tribunal pending or, to the actual knowledge of the Seller, threatened in respect of any material Taxes for which any of the FRS Businesses is, or is reasonably expected to become, liable.
     (e) No FRS Business is a party to an Agreement or arrangement relating to the sharing, allocation or payment of, indemnity or security for, Taxes.
     (f) For purposes of Tax, the FRS Businesses are and have been resident only in the jurisdiction in which the FRS Businesses are incorporated and do not have nor had a permanent establishment or permanent representative or other taxable presence in any jurisdiction than in which it is resident for tax purposes.
     (g) No reorganization or restructuring of the Seller and its Affiliates, including for the avoidance of doubt, the FRS Businesses, nor any tax pooling, tax consolidation scheme or impairment charge in connection with the adjustment of the book value or the misapplication of the tax pooling or tax consolidation rules for the Seller and its Affiliates has led or will lead to a Tax Liability whether actual or contingent for the FRS Businesses which would be transferred to the Purchaser through the transaction contemplated hereby.
     (h) All related party transactions performed by the FRS Businesses were performed at an arm’s length price.
3.17. Real Property
     (a) No FRS Business owns any real property.
     (b) Section 3.17(b) of the Disclosure Schedule lists each real property lease, sublease or installment purchase arrangement to which any of the FRS Businesses is a party. Except as set forth on Section 3.17(b) of the Disclosure Schedule, the FRS Businesses, as (sub)lessees, have the right under valid and subsisting (sub)leases to occupy, use and possess all property (sub)leased by them for the purposes for which they are currently being used and none of the FRS Businesses has experienced any material uninsured damage or destruction with respect to such properties except as disclosed in Section 3.17(b) of the Disclosure Schedule. The FRS Businesses enjoy peaceful and undisturbed possession under all (sub)leases for the use of all property under which they are the (sub)lessee, and all (sub)leases to which any of the FRS Businesses is a party are valid and binding obligations of the FRS Businesses, and with respect to the respective third parties thereto, enforceable, in accordance with the terms thereof. None of the FRS Businesses is in default and with respect to any (sub)lease, none of the FRS Businesses has received any written (or to the Seller’s Knowledge, oral) notice alleging that it is in default or asserting that it is violating any applicable Law pertaining to the leases. To the Seller’s Knowledge, each of the subleases to which the FRS Businesses are a party as sublessor is in full force and effect and has received all necessary approvals, from the master landlords.
     (c) Section 3.17(c) of the Disclosure Schedule provides an overview of all real property put at the disposal of the FRS Businesses other than those listed in Section 3.17(b) of the Disclosure Schedule. Except as set forth on Section 3.17(c) of the Disclosure Schedule, all covenants and conditions contained in the Agreements, whether oral or in writing, relating to the putting of such real properties at the disposal of the FRS Businesses, have been observed and performed to date, and there is no other event which could give rise to forfeiture or termination of these Agreements and no notice alleging any breach of any covenant or condition contained therein remains outstanding and no breaches have been waived or acquiesced in.
3.18. Movable Property
     (a) All Movable Property that is available to use for the benefit of the Business, and is in good operating condition and repair, subject only to ordinary wear and tear, which is not such as to materially affect adversely the operation of any FRS Business or the Business, and all Movable Property is free and clear of any Encumbrances.
     (b) Each FRS Business owns and has good and marketable title to each item of the Movable Property reflected in the most recent FRS Financial Statements less any Movable

Property disposed of since June 30, 2006 and such disposal being in the Ordinary Course of Business.
3.19. Intellectual Property
     (a) Section 3.19(a) of the Disclosure Schedule contains a complete and accurate list of all FRS Products (by name and version number, if a version number is available) and, for each FRS Product that includes (in whole or in part) any FRS-Licensed Intellectual Property or is distributed in conjunction with any FRS-Licensed Intellectual Property, Section 3.19(a) of the Disclosure Schedule contains (i) a complete and accurate list of all such FRS- Licensed Intellectual Property, (ii) a description of all Inbound IP Licenses therefore (e.g. party, title, date), (iii) when applicable, identifies the Inbound IP License as an exclusive license, and (iv) when applicable, identifies whether use or operation of such FRS Product by any customer or end-user requires such customer or end-user to enter into an Agreement or license with a third party for any other software or technology.
     (b) To the Seller’s Knowledge, the FRS Products (in the form and to the extent they exist as of the date hereof) and the operation of the Business as it was previously conducted within the two (2) years preceding the Signing Date and is currently conducted, have not and did not directly, vicariously or contributorily infringe or misappropriate any Intellectual Property of any third parties. Within the five (5) years preceding the date hereof, none of the FRS Businesses has received written notice from any Person claiming that any FRS Product or such operation of the Business directly, vicariously (as applicable) or contributorily infringes or misappropriates any Intellectual Property of any third party (nor is there, to the Seller’s Knowledge, any basis therefor). None of the FRS Businesses has obtained any opinion of counsel that any third party Intellectual Property directly or indirectly applies to the operation of the Business as previously conducted, currently conducted or currently contemplated to be conducted, including without limitation with respect to any FRS Product.
     (c) Except as set forth in Section 3.19(c) of the Disclosure Schedule, no FRS Product has been distributed with, or is designed to link with (including without limitation dynamic linking at runtime) or access in any way (whether by calls, execution branching, interprocess control, or other technique of any kind whatsoever) any Code licensed or distributed under any open source license, including but without limitation the General Public License, the Library General Public License, the Apache License, the Sun Public License, the Common Public License, the GNU Lesser Public License and the GNU Lesser General Public License. The FRS Businesses have not modified or created a derivative work of any Code licensed under an open source license. The FRS Businesses have not used Code that includes the Linux kernel version 2.4 or any later version in the development of FRS Products. The Seller and its Subsidiaries have complied with the requirements of all open source licenses for FRS-Licensed Intellectual Property. In accordance with the valid open source licenses, the links made between any FRS Product and any open source software do not and will not result in the FRS Product concerned having to be commercialized under an open source license.
     (d) Section 3.19(d) of the Disclosure Schedule lists all (i) registered trademarks and service marks, including any registered trade names and logos, corporate names, (ii) designs, models, patents, registered copyrights and domain names, whether used or not and

(iii) all registrations, applications for registration and any other documents indicating or proving the ownership of any of the intellectual property listed in (i) and (ii) owned, filed in the name of, or applied for, by any FRS Business as of the date hereof and lists any current proceedings or actions before any court, tribunal (including, without limitation, the United States Patent and Trademark Office, the Belgian Patent and Registration Office or equivalent authority anywhere in the world (the “PTO”)) related thereto.
     (e) To the Seller’s Knowledge, no Person is infringing or misappropriating any FRS-Owned Intellectual Property Right. During the last five (5) years, the FRS Businesses have not brought any action, suit or proceeding for infringement of FRS Intellectual Property or breach of any Agreement involving Intellectual Property against any third party.
     (f) Each registered trademark and service mark, including any registered trade name, logo and corporate name, design, model, patent, registered copyright and domain names, whether used or not as listed under Section 3.19(d) of the Disclosure Schedule is as of the date here, in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and to the Seller’s Knowledge is valid and subsisting.
     (g) All FRS-Owned Intellectual Property was written and created solely or partially by either (i) employees of any of the FRS Businesses acting within the scope of their employment, who have validly and irrevocable assigned, pursuant to applicable law, their copyright or (ii) consultants or other third parties who have validly and irrevocably assigned all of their rights in such Intellectual Property, to the FRS Businesses.
     (h) Except as disclosed in Section 3.19(h) of the Disclosure Schedule, to the Seller’s Knowledge, all FRS-Owned Intellectual Property will be fully transferable, assignable and licensable by the Purchaser to a third party and the FRS Businesses to the Purchaser and without payment of any kind to any third party.
     (i) To the Seller’s Knowledge, there are no facts or circumstances that would render any FRS Intellectual Property invalid, unenforceable or without effect.
     (j) The FRS Businesses are the exclusive owners of all FRS-Owned Intellectual Property, free and clear of any Encumbrances. Except as set forth in Section 3.19(j) of the Disclosure Schedule, none of the FRS Businesses has granted any exclusive license (including without limitation exclusivity with respect to any product, service, market, industry, field of use, or geographic territory) in any FRS Intellectual Property.
     (k) Section 3.19(k) of the Disclosure Schedule lists all Intellectual Property Licenses entered into by the FRS Businesses as a result of services engagements performed by the FRS Businesses during the last two (2) years pursuant to which the FRS Businesses created or developed any Intellectual Property that is not FRS Intellectual Property for or on behalf of any third party and granted such third party any exclusive rights to or joint ownership of such Intellectual Property.
     (l) No FRS Business is in material breach of nor has any FRS Business materially failed to perform under, and no FRS Business has received any written notice of any material breach or failure to perform under, any of the Intellectual Property Licenses and, to the

Seller’s Knowledge, no other party to any such Agreement, license or contract is in breach thereof or has failed to perform there under.
     (m) No Person who has licensed any Intellectual Property to the FRS Businesses, has ownership rights or license rights to improvements made by or for the FRS Businesses (except the improvements made by the licensor for the FRS Businesses) in such Intellectual Property.
     (n) To the Seller’s Knowledge, each of the FRS Businesses owns or has the right to use, pursuant to valid licenses or consents where necessary, all data (including Personal Data of third parties), all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are used in the operation of the FRS Businesses or that are used in the creation, modification, compilation, operation or support any Software that is FRS-Owned Intellectual Property.
     (o) Section 3.19(o) of the Disclosure Schedule lists as of the date hereof all Intellectual Property Licenses pursuant to which a third party is granted rights to FRS-Owned Intellectual Property (excluding non-exclusive end user and non-exclusive distributor licenses granted in the Ordinary Course of Business).
     (p) Except as set forth in Section 3.19(p) of the Disclosure Schedule, following the Signing Date, the FRS Businesses will be permitted to exercise all of the FRS Businesses’ rights under any third party Intellectual Property Licenses to the same extent the FRS Businesses would have been able to had sale and purchase hereunder of the Shares not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which would otherwise be required to pay. The sale and purchase of the Shares will not result in any third party being granted any rights to any FRS-Owned Intellectual Property Rights that are in addition to, or greater than, such third party currently has under such third party Intellectual Property Licenses, including any access to or release of any Code owned by or licensed to any FRS Business.
3.20. Information Technology
     (a) The FRS Businesses possess such Information Technology Systems, together with the services provided for in the Transition Services Agreement and the India Services Agreement, as are necessary to carry on and develop the Business as currently operated.
     (b) To the Sellers’s Knowledge, the Information Technology Systems are in satisfactory working order, are fit for the purpose they are being used, are supported by technically competent and trained staff and have appropriate security, back ups, disaster recovery arrangements and hardware and software support and maintenance.
     (c) The FRS Businesses are not using any tailor made software in the operation of the Business (and excluding FRS Products), which would reasonably require them to hold the source code or have it available in escrow on behalf of the FRS Businesses and where such source code is not held or available.

3.21. Confidential Information
     The FRS Businesses have to the Seller’s Knowledge taken all reasonable actions in order to keep Confidential Information relating to the Business confidential.
3.22. Data Protection
     (a) Each of the FRS Businesses has made notification or is registered as required under all applicable Data Protection Laws in respect of Personal Data Processed by it or on its behalf.
     (b) None of the FRS Businesses has received a written notice of breach by it of any applicable Data Protection Laws.
     (c) No individual has been awarded, within the five (5) years preceding the date hereof compensation from any of the FRS Businesses under any applicable Data Protection Laws. No individual is making a claim for such compensation from any of the FRS Businesses and to the Seller’s Knowledge there are no circumstances which are likely to give rise to such a claim.
     (d) Each FRS Businesses is complying with all applicable Data Protection Laws and in particular:
          (i) has complied with or validly refused all written requests from Data Subjects to access, change or delete Personal Data;
          (ii) has, to the Seller’s Knowledge, Agreements which are in compliance with relevant Data Protection Laws in place with all Persons Processing Personal Data on its behalf;
          (iii) there have been no written orders made against it for the rectification, erasure or destruction of data under any Data Protection Laws;
          (iv) there have been no written warrants issued under any Data Protection Laws authorizing any government entity or agent to enter its premises; and
          (v) all Personal Data kept in its databases is to the Seller’s Knowledge necessary, accurate and up to date.
3.23. Certain Material Agreements
     (a) Section 3.23(a) of the Disclosure Schedule sets forth the following Agreements to which any FRS Business is a party (collectively designated as the “Material Agreements”):

          (i) Agreements with customers of any FRS Business involving the payment to any FRS Business of $750,000 or more in any twelve-month period ending after the date hereof;
          (ii) Agreements relating to Indebtedness or to the mortgaging, pledging or otherwise placing of any Lien on it or any Asset of the FRS Businesses, with a fair market value in excess of $50,000; or
          (iii) Agreements pursuant to which any of the FRS Businesses is lessee or lessor of any material Asset, or holds, manages or operates any material Asset owned by any third party, or under which any material Asset owned by any of the FRS Businesses is held, operated or managed by a third Party, and which involves aggregate annual payments by or to any of the FRS Businesses exceeding $50,000 per year.
     (b) Each of the Agreements listed in Section 3.23(a) above, is valid and binding and in full force and effect and all parties thereto have performed in all material respects, the obligations required to be performed thereunder. Except as set forth on Section 3.23(a) of the Disclosure Schedule, none of the FRS Businesses are in material breach of, nor in receipt of any claim of material breach of, any Material Agreement.
     (c) None of the FRS Businesses has received, as of the date of this Purchase Agreement (i) written notice from any of the customers which represent during the last financial year annual payments to the FRS Businesses in excess of $50,000, or distributors of their intention to reduce future purchase of goods or services from the FRS Businesses, or (ii) written notice from any of their suppliers of their intention to cease supplying any of the products, software or services used in any of the products or services sold, licensed or otherwise provided by the FRS Businesses or to offer terms materially less favorable than those currently in effect under the existing supply contracts.
     (d) Except as set forth in Section 3.23(d) of the Disclosure Schedule none of the FRS Businesses is a party to any of the following Agreements:
          (i) any Agreement for the future purchase of, or payment for, supplies or products, or for the performance of Services by a third party, involving in any one case $100,000 annually or more;
          (ii) any note, debenture, bond, trust Agreement, letter of credit Agreement, loan Agreement or other contract or commitment for the borrowing or lending of money or an Agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any Person other than any of the FRS Businesses;
          (iii) any Agreement materially limiting or restraining any of the FRS Businesses from engaging or competing in any aspect of the Business or granting any exclusive distribution rights;
          (iv) any Agreement relating to the disposition or the acquisition by any of the FRS Businesses after the date of this Purchase Agreement of a material amount of Assets not in the Ordinary Course of Business or pursuant to which any of the FRS Businesses has any material ownership interest in any corporation, partnership, joint venture or other business enterprise that is material to the Business currently conducted;
          (v) any Agreement that constitutes an assignment of ownership or the grant of an exclusive license to any Intellectual Property by any of the FRS Businesses;
          (vi) other than within the FRS Businesses, any Agreement outside the Ordinary Course of Business to which the FRS Businesses are a party of guarantee, indemnity or suretyship or any contract to secure any obligation of any Person;
          (vii) any Agreement between any FRS Business and any other Person which shall or may be terminated as a result of this Purchase Agreement (or the signing thereof) or which shall be affected materially by it.
3.24. Legal Proceedings
     Except as (a) set forth on Section 3.24 of the Disclosure Schedule and (b) for matters which have not resulted, and could not reasonably be expected to result, in a Material Adverse Effect, there are no: (i) Proceedings pending (for which proper service has been made) against or involving any of the FRS Businesses, whether at law or in equity, whether civil or criminal in nature or by or before any Governmental Entity; (ii) customer suits, actions or Proceedings against any of the FRS Businesses; or (iii) orders of any Governmental Entity with respect to or involving any of the FRS Businesses and, to the Seller’s Knowledge, no such Proceedings suits, actions or orders, as referred to in this Section 3.24, are currently threatened.
3.25. Pension Liabilities
     (a) With the exception of those listed in Section 3.25 of the Disclosure Schedule, there are no Agreements or Other Arrangements nor any other Liability for the provision of any relevant benefits for any employee or officer or former employee or officer of the FRS Business or for any spouse or dependant of any such Person nor has any proposal been announced to establish any such Agreement or arrangement; to the extent that any such Agreement or arrangement existed in the past, the FRS Businesses have no subsisting Liability in respect of it. Section 3.25 of the Disclosure Schedule indicates the nature of each pension plan of the FRS Businesses (defined contribution vs. defined benefits) (each a “Benefit Plan” or collectively, the “Benefit Plans”).
     (b) With respect to each Benefit Plan (i) proper provision has been made in the FRS Financial Statements for the costs and Liabilities of the Benefit Plans; (ii) the Assets of the Benefit Plans are held by Persons approved for this purpose; and (iii) the FRS Businesses do not have any obligation to contribute towards the pension arrangements of its directors or employees or former directors or employees other than those referred to in Section 3.25 of the Disclosure Schedule.

3.26. No Brokers
     Except for Friedman, Billings, Ramsey & Co., Inc. (for which the Guarantor is solely responsible), no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finders or similar fee or other commission from the FRS Businesses in connection with this Purchase Agreement or the transactions contemplated hereby.
3.27. Environmental Matters
     To the Seller’s Knowledge, the FRS Businesses are in compliance in all material respects, with all applicable, foreign, federal, state and local Laws and regulations relating to pollution or protection of the environment.
3.28. Insurance
     Section 3.28 of the Disclosure Schedule contains a true, correct and complete list of all insurance policies maintained by the FRS Businesses, and all such insurance policies are in full force and effect and have been in full force and effect since the respective dates each such policy were first obtained. As of the date hereof, none of the FRS Businesses has received any notice of cancellation or amendment of any such policy or that it is in default under any such policy, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.
3.29. Position since Accounts Date
     Except as set forth in Section 3.29 of the Disclosure Schedule, since December 31, 2005:
     (a) apart from the dividends provided for in the FRS Financial Statements, no dividend or other distribution has been declared, paid or made by any of the FRS Businesses;
     (b) the Business has been carried on in the Ordinary Course of Business and so as to maintain it as going concern, with the exception of the transactions contemplated by this Purchase Agreement;
     (c) there has been no event, change or occurrence which, individually or together with any other event, change or occurrence has had or is reasonably be expected to have, a Material Adverse Effect
     (d) the FRS Businesses have not taken any actions as to reduce the value of the net tangible Assets, other than through normal depreciation and amortization of the FRS Businesses on the basis of the valuations and accounting policies adopted in the FRS Financial Statements;
     (e) the FRS Businesses have not lost any important customer, i.e., a customer which represents during the last financial year annual payments to the FRS Businesses in excess of $50,000, or source of supply or been affected by any abnormal trading factor and, to the Seller’s Knowledge, there are no facts known likely to give rise to any such effect whether before or after the Signing Date;
     (f) the FRS Businesses have not acquired or disposed of or agreed to acquire or dispose of any business or any material Asset other than in the Ordinary Course of Business;
     (g) no debtor has been released by the FRS Businesses as on terms that he pays less than the book value of any debt (subject to settlement discounts on the usual terms which have been disclosed to the Purchaser) and no debt has been written off or has proved to be irrecoverable to any extent;
     (h) none of the FRS Businesses has paid any service, management or similar charges or any interest or amount in the nature of interest to any other Person or incurred any liability to make such a payment.
3.30. Sufficiency of Assets
     Except for the S1 Services, the Assets of the FRS Businesses, together with the FRS India Assets and the services to be provided to the FRS Businesses pursuant to the Transition Services Agreement and the India Services Agreement are sufficient for the continued conduct of the Business after the Signing Date in the same manner as conducted prior to the Signing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     The Purchaser, other than the FRS Businesses, hereby represents and warrants to the Seller as follows:
4.1. Organization and Standing
     The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, incorporation or organization and has the requisite corporate power and authority to carry on its business as currently conducted, to enter into this Purchase Agreement and to carry out the transactions contemplated hereby.
4.2. Authorization
     The execution, delivery and performance by the Purchaser of this Purchase Agreement, the fulfillment of and the compliance with the respective terms and provisions hereof, and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action by the Board of Directors (or other governing body) of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize such execution, delivery and performance (which authorization has not been modified or rescinded and is in full force and effect). This Purchase Agreement has been duly executed by the Purchaser and constitutes a valid and binding obligation, enforceable against it in accordance with their respective terms, except as enforceability may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity.
4.3. No Conflict or Violation
     The execution, delivery and performance by the Purchaser of this Purchase Agreement does not, and the consummation of the transactions contemplated hereby by the Purchaser will not (i) conflict with or violate any provision of its certificate of incorporation or bylaws, (ii) violate any provision of Law, or any order, judgment or decree of any court or other Governmental Entity applicable to the Purchaser, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Purchaser under, any contract, lease, loan Agreement, mortgage, security Agreement, trust indenture or other Agreement or instrument to which the Purchaser is a party or by which it is bound or to which any of its properties or Assets is subject or (iv) result in the creation or imposition of any Lien upon any of the Assets, properties or rights of the Purchaser, except in the case of clauses (ii), (iii) and (iv) above for such violations, breaches, defaults, terminations, accelerations or Liens which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on or otherwise materially impair or materially delay the Purchaser’s ability to consummate the transactions contemplated by this Purchase Agreement.
4.4. Consents and Approvals
     No consent, waiver, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, or notice to any court or other tribunal, Governmental Entity or any other Person, nor under any contract, lease, loan Agreement, mortgage, security Agreement, trust indenture or other Agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or Assets is subject is required in connection with the Purchaser’s execution and delivery of this Purchase Agreement, or the consummation by the Purchaser of the transactions contemplated hereby or except where the failure to obtain any such consent, waiver, authorization, approval, order, license, certificate, permit or registration or to make such declaration or filing or to provide such notice would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on or otherwise materially impair or materially delay the Purchaser’s ability to consummate the transactions contemplated by this Purchase Agreement.
4.5. Financings
     The Purchaser has on the Signing Date sufficient cash and/or available credit facilities (and has provided the Seller with evidence thereof) to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Purchase Agreement.
4.6. Purchase for Investment
     The Shares will be acquired by the Purchaser for its own account for the purpose of investment. The Purchaser will refrain from transferring or otherwise disposing of any of the

Shares or any interest therein in such manner as to cause the Seller to be in violation of the registration requirements of any applicable securities Laws.
4.7. Purchaser’s Knowledge
     The Purchaser has no actual knowledge, being the actual knowledge of Michael Wand, Maximilian Bleyleben, Claudio Catania and Fernando Chueca, of any matters that would allow it to bring a claim for Damages under this Purchase Agreement. It is being understood that the foregoing does not intend to result and shall not be construed as a qualification by the Parties of the representations or warranties set out in Section 3.16.
4.8. Brokers
     Except for any fees paid by the Purchaser to James Peverell in connection with the transaction contemplated by this Purchase Agreement for which the Purchaser is solely responsible, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finders or similar fee or other commission from the Purchaser in connection with this Purchase Agreement or the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF GUARANTOR
     The Guarantor hereby represents and warrants to the Purchaser as follows:
5.1. Organization and Standing
     The Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to carry on its business as currently conducted, to enter into this Purchase Agreement and to carry out the transactions contemplated hereby.
5.2. Authorization
     The execution, delivery and performance by the Guarantor of this Purchase Agreement, the fulfillment of and the compliance with the respective terms and provisions hereof, and the consummation by the Guarantor of the transactions contemplated hereby have been duly authorized by all necessary corporate action by the Board of Directors (or other governing body) of the Guarantor, and no other corporate proceedings on the part of the Guarantor are necessary to authorize such execution, delivery and performance (which authorization has not been modified or rescinded and is in full force and effect). This Purchase Agreement has been duly executed by the Guarantor and constitutes a valid and binding obligation, enforceable against it in accordance with its respective terms, except as enforceability may be limited by any applicable bankruptcy, reorganization, insolvency or other Laws affecting creditors’ rights generally or by general principles of equity.

5.3. No Conflict or Violation
     The execution, delivery and performance by the Guarantor of this Purchase Agreement does not, and the consummation of the transactions contemplated hereby by the Guarantor will not (i) conflict with or violate any provision of its certificate of incorporation or bylaws, (ii) violate any provision of Law, or any order, judgment or decree of any court or other Governmental Entity applicable to the Guarantor, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Guarantor under, any contract, lease, loan Agreement, mortgage, security Agreement, trust indenture or other Agreement or instrument to which the Guarantor is a party or by which it is bound or to which any of its properties or Assets is subject or (iv) result in the creation or imposition of any Lien upon any of the Assets, properties or rights of the Guarantor, except in the case of clauses (ii), (iii) and (iv) above for such violations, breaches, defaults, terminations, accelerations or Liens which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on or otherwise materially impair or materially delay the Guarantor’s ability to consummate the transactions contemplated by this Purchase Agreement.
5.4. Consents and Approvals
     No consent, waiver, authorization, approval, order, license, certificate or permit of or from, or registration, declaration or filing with, or notice to any court or other tribunal, Governmental Entity or any other Person, nor under any contract, lease, loan Agreement, mortgage, security Agreement, trust indenture or other Agreement or instrument to which Guarantor is a party or by which Guarantor is bound or to which any of its properties or Assets is subject is required in connection with Guarantor’s execution and delivery of this Purchase Agreement, or the consummation by Guarantor of the transactions contemplated hereby or except where the failure to obtain any such consent, waiver, authorization, approval, order, license, certificate, permit or registration or to make such declaration or filing or to provide such notice would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on or otherwise materially impair or materially delay the Guarantor’s ability to consummate the transactions contemplated by this Purchase Agreement.
5.5. Brokers
     Except for Friedman, Billings, Ramsey & Co., Inc. (for which the Guarantor is solely responsible), no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finders or similar fee or other commission from the Guarantor in connection with this Purchase Agreement or the transactions contemplated hereby.
ARTICLE VI
ADDITIONAL UNDERTAKINGS AND COVENANTS
     The Purchaser, on the one hand, and the Seller, on the other hand, hereby covenant and agree with each other as follows:

6.1. Consents and Approvals
     (a) The Seller shall at the expense of the Seller (i) use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required to be obtained by the Seller or the FRS Businesses to effect the transactions contemplated by this Purchase Agreement, including (A) the matters set forth on Part 2 and Part 3 of Exhibit C, (B) any Person from whom approvals and consents are required under any contract, Agreement, understanding or arrangements to which any FRS Business is a party or by which its Assets, properties or operations are subject or bound and (C) the consents of any other third parties, and (ii) diligently assist and cooperate with the Purchaser in preparing and filing all documents, if any, required to be submitted by the Purchaser to any Governmental Entities, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Purchaser in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Purchaser all information concerning a FRS Business that counsel to the Seller and the Purchaser, respectively, jointly determine is required to be included in such documents).
     (b) The Purchaser and the Seller shall, and the Purchaser shall cause each FRS Business to, provide all notices and other necessary information, documentation and communications to any Governmental Entities and other Persons required to consummate the transactions contemplated by this Purchase Agreement within the applicable time periods. The Purchaser and the Seller shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to any applicable Laws relating to the exchange of information or other applicable confidentiality requirements, all notices and the information relating to the Seller, the FRS Businesses, and the Purchaser, or any of their respective Affiliates, as the case may be, that appears in any filings or other submissions with, or other written materials submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Purchase Agreement. The Purchaser and the Seller shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Purchase Agreement, including promptly furnishing the other with copies of any notice or other communications received by any of the Seller, any FRS Business or the Purchaser, as the case may be, from any third party or Governmental Entity with respect to the transactions contemplated by this Purchase Agreement, including, without limitation, all notices of claims, suits and actions for which either party receives service of process.
6.2. Access; Investigations by Purchaser
     Subject to the applicable confidentiality requirements and Laws, the Seller shall (a) provide the Purchaser and the accountants, counsel and representatives of the Purchaser (collectively, the "Representatives") with reasonable access, upon reasonable prior notice and during normal business hours after the Signing Date and for the purposes of the preparation of the Closing Accounts, to all officers, directors, and the Seller designated employees involved in the FRS Businesses and their Assets and properties and books, Agreements, records (including, without limitation, tax returns and correspondence with accountants), but only to the extent that such access does not unreasonably interfere with the business and operations of the Seller and its Affiliates, and (b) furnish the Purchaser and other such Persons (at the Purchaser’s sole cost and expense) with all such information and data (including without limitation copies of Agreements,

Benefit Plans and other books and records) concerning the business and operations of the Seller and Affiliates as the Purchaser or any of such other Persons reasonably may request in connection with such investigation, except to the extent that furnishing any such information would violate any Law, order, Agreement or license applicable to the Seller or its Affiliates or by which any of their respective Assets and properties is bound, provided that no such investigation or receipt of information shall in any way negate, diminish or modify the conditions to the obligations of the Purchaser set forth herein.
6.3. Non-compete / Non-solicitation
     (a) The Seller undertakes to the Purchaser for itself and for each of its Affiliates that neither it nor any of its Affiliates shall, unless with the prior written consent of the Purchaser:
          (i) compete with the Business, as such business is carried on as of the Signing Date, in North America, Europe and Asia Pacific;
          (ii) solicit or endeavor to entice away from or discourage from dealing with any of the FRS Businesses or induce to trade on different terms any Person who was a customer or client of any of the FRS Businesses at the Signing Date; or
          (iii) solicit or endeavor to entice away from or discourage from being employed by any of the FRS Businesses any employee of the FRS Businesses, whether or not such Person would commit a breach of contract by reason of leaving employment; provided, however, that nothing in this paragraph shall prohibit hiring as a result of general solicitations or hiring of former employees, i.e., employees who have left the FRS Businesses for more than six months.
     Provided nothing herein shall be deemed to preclude the Seller or any of its Affiliates from offering to sell, license or deliver products and/or services other than the products and services of the type provided by the FRS Businesses or directly competing with any FRS Product, to any customer or entity. The Purchaser acknowledges that none of the businesses, products and services of the S1 Group (other than the Business) is in direct or indirect competition with the FRS Businesses as of the date hereof.
     (b) Nothing in Section 6.3(a) shall prevent the Seller or any of its Affiliates from acquiring any business or undertaking or any interest in any company, group of companies, partnerships or other entity (the “Acquired Undertaking”) that competes with the FRS Businesses (that part of the business of the Acquired Undertaking which does so compete being the “Competing Business”), where the Competing Business forms part of the Acquired Undertaking but was not the principal reason for acquiring the Acquired Undertaking and provided that the turn-over of the Competing Business does not exceed 35% of the consolidated turn-over of the FRS Businesses at the time of the acquisition of the Acquired Undertaking.
     (c) The Purchaser undertakes for itself and the FRS Businesses to the Seller that it shall not, unless with the prior written consent of the Seller, whether directly or indirectly, neither on its own account nor in conjunction with, through or on behalf of any Affiliate, solicit or endeavor to entice away from or discourage from being employed by the Seller or any of its

Affiliates any employee of the Seller or any of its Affiliates, whether or not such Person would commit a breach of contract by reason of leaving employment; provided, however, that nothing in this paragraph shall prohibit hiring as a result of general solicitations or hiring of former employees, i.e., employees who have left the Seller or any of its Affiliates for more than six months.
     (d) The duty not to compete as described in this Section 6.3 shall remain in full force and effect until the second anniversary of the Signing Date; provided, however, that notwithstanding anything in this Purchase Agreement to the contrary, none of the restrictions contained in this Section 6.3 shall apply to any Person (or Affiliate of such Person) which acquires control of, or merges with, all or part of the S1 Group.
     (e) The limitations set forth in this Section 6.3 are considered as reasonable by the Parties. In the event a limitation is considered null and void, the provisions of Section 11.2 shall apply.
     (f) The Seller covenants with the Purchaser that until the expiration of three (3) years from the Signing Date, it shall not, neither on its own account nor in conjunction with, through or on behalf of any Affiliate, disclose or use, for its own benefit or that of any other Person (other than for the proper performance of its duties to any of the FRS Businesses) any Confidential Information of the FRS Businesses which it possesses concerning the business or affairs of any of the FRS Businesses except any such Confidential Information which is (a) known in its industry of principal use; (b) independently developed by the Seller; (c) disclosed with the written permission of the Purchaser or any of the FRS Businesses; (d) disclosed pursuant to an order of court of competent jurisdiction; (e) disclosed by the Purchaser, any of the FRS Businesses, or any third party without restriction; or (f) required to be disclosed by applicable Laws.
6.4. Subcontracting of Certain Agreements
     In the event that there are Agreements entered into by and between the Seller (or any of its Affiliates) and end user customers and/or resellers of one or more of the FRS Businesses for the use of any FRS Products (“Designated Agreements”) and until the obligations of the Designated Agreements terminate or are assigned to and assumed by one of the FRS Businesses, the Seller and the Purchaser agree as follows:
     (a) The Purchaser shall cause the FRS Businesses to use their best efforts to fully perform under and fulfill the obligations and requirements of the Designated Agreements in accordance with the terms thereof and the Seller and the Purchaser shall cooperate with each other to transfer the Designated Agreements to the Purchaser or any of its designated Affiliates.
     (b) Neither the Seller, on the one hand, nor the Purchaser or the FRS Businesses, on the other hand, shall terminate or renew any of the Designated Agreements, introduce any claim against or settle any claim with a customer or reseller in connection with the Designated Agreements, unless with the prior written consent of the other Party (such consent not to be unreasonably withheld).

     (c) The Seller shall remit to the FRS Business any payments made for the FRS Products under the Designated Agreements promptly upon receipt thereof.
     (d) The Seller, on the one hand, and the Purchaser and the FRS Businesses, on the other hand, shall promptly inform the other party of any letter, notification or communication it receives in connection with the Designated Agreements.
     (e) The Purchaser shall in a timely manner advise the Seller in writing of any claims, demands or actions arising out of or relating to the Designated Agreements and shall (and shall cause the FRS Businesses to) indemnify and hold the Seller and its Affiliates harmless from and against any an all claims, demands and actions and any expenses, costs, losses and damages, arising out of or relating to the Designated Agreements from and after the Signing Date to the extent they directly result from the FRS Businesses failing to fully perform under and fulfill the obligations and requirements of the Designated Agreements in accordance with the terms thereof.
     (f) With respect to the obligations under this Section 6.4 and any of the Designated Agreements, the Seller and the Purchaser acknowledge that as between the Purchaser and/or the FRS Businesses and the Seller and/or any of its Affiliates, the relationship of the parties is that of independent contractors.
     (g) The Parties hereto shall execute such additional documents as are reasonably deemed necessary in order to effect the intent of this Section 6.4.
ARTICLE VII
POST-SIGNING OBLIGATION TO TRANSFER THE FRS IRELAND EMPLOYEES,
THE FRS INDIA EMPLOYEES AND THE FRS INDIA ASSETS
7.1. Transfer of FRS Ireland Employees
     (a) By October 31, 2006, the Purchaser (or an Affiliate of the Purchaser) will offer employment to the employees of S1 Ireland Ltd, an Affiliate of Seller (“S1 Ireland”), who are currently engaged in providing dedicated services to the FRS Businesses (the “FRS Ireland Employees”) on substantially the same terms and conditions as they are employed by S1 Ireland as of the Signing Date. The FRS Ireland Employees currently employed by S1 Ireland are listed on Exhibit F attached hereto. Seller agrees that it shall and shall cause S1 Ireland to do each of the following:
          (i) to use its good faith efforts to cause the FRS Ireland Employees to become employees of the Purchaser (or an Affiliate of the Purchaser) by October 31, 2006 on the terms and conditions as proposed by the Purchaser (or an Affiliate of the Purchaser);

          (ii) not to intentionally take any action to impair or hinder the ability of the Purchaser (or an Affiliate of the Purchaser) to employ the FRS Ireland Employees;
          (iii) to provide all administrative support which is reasonably required in order to facilitate the employment of the FRS Ireland Employees by the Purchaser (or an Affiliate of the Purchaser).
     (b) In the event any of the FRS Ireland Employees desire to continue working for S1 Ireland instead of becoming employees of Purchaser (or an Affiliate of Purchaser), Seller hereby agrees that, for a period of up to 12 months from the Signing Date (the “Irish Transition Period”), so long as such FRS Ireland Employees continue to be employed by S1 Ireland, it shall cause S1 Ireland to continue to have such FRS Ireland Employees be dedicated to the FRS Businesses in a manner consistent with prior practice upon request from Purchaser or any of the FRS Businesses. Purchaser or the FRS Businesses hereby agree to continue to compensate Seller (or an Affiliate of Seller) for the services of the FRS Ireland Employees that remain employed by S1 Ireland during the Irish Transition Period on terms and conditions consistent with current practice.
7.2. Transfer of FRS India Employees and FRS India Assets
     (a) The Purchaser or an Affiliate of the Purchaser (the “India Employer") will offer employment to the employees of S1 India (Private) Services Limited, an Affiliate of the Seller (“S1 India”), who are engaged in providing dedicated services to the FRS Businesses (the “Eligible FRS India Employees”) as of the date by which the India Employer is able to hire the Eligible FRS India Employees (such date to be specified in a written notice provided by Purchaser to the Seller, the “Transfer Date") on substantially the same terms and conditions as the Eligible FRS India Employees are employed by S1 India as of the Transfer Date. The Purchaser shall (i) use its best efforts to cause the Transfer Date to occur within nine months following the Signing Date but in any case, the Transfer Date shall occur within 15 months following the Signing Date, and (ii) keep the Seller informed as to its progress in facilitating and meeting the Transfer Date.
     (b) As of the receipt of the notice referred to under Section 7.2(a) above, the Seller agrees that it shall and shall cause S1 India to do each of the following:
          (i) use its good faith efforts to cause the Eligible FRS India Employees to become employees of the India Employer on the Transfer Date on the terms and conditions as proposed by the India Employer;
          (ii) not intentionally take any action to impair or hinder the ability of the India Employer to employ the Eligible FRS India Employees;
          (iii) develop a communications plan to promote the employment of the Eligible FRS India Employees by the India Employer; and

          (iv) to provide all administrative support which is reasonably required in order to facilitate the employment of the Eligible FRS India Employees by the India Employer.
     (c) The Purchaser undertakes that at the Transfer Date, the India Employer will employ the Eligible FRS India Employees which agree to be employed by the India Employer (the “Transferred FRS India Employees”) at substantially the same terms and conditions as they are employed at the time of receipt of the notice referred to under Section 7.1(a) above.
     (d) In the event any of the Eligible FRS India Employees desire to continue working for S1 India instead of becoming employees of the India Employer, Seller hereby agrees that, for a period of up to 15 months from the Signing Date (the “India Transition Period”), so long as such Eligible FRS India Employees continue to be employed by S1 India, it shall cause S1 India to continue to have such Eligible FRS India Employees be dedicated to the FRS Businesses in a manner consistent with prior practice upon request from Purchaser or any of the FRS Businesses. Purchaser or the FRS Businesses hereby agree to continue to compensate Seller (or an Affiliate of Seller) for the services of the Eligible FRS India Employees that remain employed by S1 India during the India Transition Period on the terms and conditions set forth in the India Services Agreement.
     (e) Subject to the terms and conditions of this Purchase Agreement and for good and valid consideration as provided for herein, the Seller undertakes that S1 India shall as a going concern sell, assign, transfer, convey and deliver to the India Employer, and the Purchaser undertakes that the India Employer shall accept such sale, assignment, transfer, conveyance and delivery, free of any and all Liens, claims, pledges, Liabilities, restrictions on transfer, purchase rights or other Encumbrances (however documented), any and all rights, title, benefit and interest that S1 India has in the FRS India Assets. The Seller hereby represents and warrants to the Purchaser and for the benefit of the India Employer at the Signing Date and at the Transfer Date as follows:
          (i) S1 India has the authority to execute and deliver the sale of the FRS India Assets as provided pursuant to this Purchase Agreement and to perform its obligations hereunder.
          (ii) The India Employer shall have good title to the FRS India Assets, in each case free and clear of any and all Liens, claims, pledges, Liabilities, restrictions on transfer, purchase rights or other Encumbrances (however documented).
          (iii) The FRS India Assets are in good operating condition and repair, subject only to ordinary wear and tear.
          (iv) The FRS India Assets, together with the services to be provided pursuant to the India Services Agreement are sufficient for the continued conduct of the India operations of the Business after the Transfer Date in the same manner as conducted prior to the Transfer Date assuming that Purchaser shall provide infrastructure equivalent to the infrastructure provided by S1 India at the Transfer Date.

7.3. Consents and Approvals
     (a) The Seller shall at its expense (i) use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all Governmental Entities, and of all other Persons, required to be obtained by the Seller or the FRS Businesses to effect the transactions as contemplated by this Section 7, including (A) any Person from whom approvals and consents are required under any contract, Agreement, understanding or arrangements and (B) the consents of any other third parties, and (ii) diligently assist and cooperate with the Purchaser, any of its Affiliates and the India Employer in preparing and filing all documents, if any, required to be submitted by the Purchaser, any of its Affiliates or the India Employer to any Governmental Entities and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Purchaser, any of its Affiliates and the India Employer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Purchaser, any of its Affiliates and the India Employer all information concerning the FRS Ireland Employees, the FRS India Employees and the FRS India Assets that counsel to the Seller and the Purchaser, respectively, jointly determine is required to be included in such documents).
     (b) The Purchaser and the Seller shall, and the Seller shall cause S1 India and S1 Ireland to, provide all notices and other necessary information, documentation and communications to any Government Entities and other Persons required to consummate the transactions contemplated in this Section 7 within the applicable time periods. The Purchaser and the Seller shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to any applicable Laws relating to the exchange of information or other applicable confidentiality requirements, all notices and the information relating to the Seller, S1 India, S1 Ireland and the Purchaser, or any of their respective Affiliates, as the case may be, that appears in any filings or other submissions with, or other written materials submitted to, any third party or Governmental Entity in connection with transactions contemplated by this Section 7. The Purchaser and the Seller shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Section 7, including promptly furnishing the other with copies of any notice or other communications received by any of the Seller, S1 India, the Purchaser or any of their respective Affiliates, as the case may be, from any third party or Governmental Entity with respect to the transactions contemplated by this Section 7, including, without limitation, all notices of claims, suits and actions for which either party receives service of process.
7.4. Access; Investigations by Purchaser
     Subject to the applicable confidentiality requirements and Laws, the Seller shall provide the Purchaser and the Representatives of the Purchaser with reasonable access, upon reasonable prior notice and during normal business hours after the Signing Date to all officers, directors, and the Seller designated employees of S1 India and S1 Ireland, but only to the extent that such access does not unreasonably interfere with the business and operations of S1 India and S1 Ireland.

7.5. Non-Competition
     The Seller undertakes to the Purchaser for itself and for each of its Affiliates that neither it nor any of its Affiliates shall, unless with prior written consent of the Purchaser, whether directly or indirectly solicit or endeavor to entice away from or discourage from being employed by any of the FRS Businesses any Transferred FRS India Employee or FRS Ireland Employee, whether or not such Person would commit a breach of contract by reason of leaving employment; provided, however, that nothing in this paragraph shall prohibit hiring as a result of general solicitations or hiring of former employees, i.e., employees who have left the FRS Businesses for more than six months; provided further, however, that the provisions of this Section 7.5 shall not apply to any Person (or Affiliate of any Person) which acquires control of, or merges with, all or part of the S1 Group.
7.6. S1 Employees
     (a) The Seller (or an Affiliate of the Seller) will offer employment to the employees of the FRS Businesses who are currently engaged in providing dedicated services to the Seller (or an Affiliate of the Seller) and set forth on Exhibit F (the “S1 Employees”) by October 31, 2006 on substantially the same terms and conditions as they are employed by the FRS Businesses as of the Signing Date. Purchaser agrees that it shall and shall cause the FRS Businesses to do each of the following:
     (i) to use its good faith efforts to cause the S1 Employees to become employees of the Seller (or an Affiliate of the Seller) by October 31, 2006 on the terms and conditions as proposed by the Seller (or an Affiliate of the Seller);
     (ii) not to intentionally take any action to impair or hinder the ability of the Seller (or an Affiliate of the Seller) to employ the S1 Employees; and
     (iii) to provide all administrative support which is reasonably required in order to facilitate the employment of the S1 Employees by the Seller (or an Affiliate of the Seller).
     (b) Seller (or an Affiliate of Seller) hereby agrees to continue to compensate the FRS Businesses for the services of the S1 Employees on terms and conditions consistent with current practice.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
8.1. Survival of Representations and Warranties
     Except for the representations and warranties set out in (i) Sections 3.4 (Capitalization), 3.5 (Title to the Shares; Transfer of Title) and 3.16 (Taxes) which are subject to the applicable statutes of limitation and (ii) Sections 3.12 (Absence of Undisclosed Liabilities) and 3.19 (Intellectual Property) which shall survive for a period of 18 months after the Signing Date, the representations and warranties of the Seller, the Guarantor and the Purchaser in this

Purchase Agreement or in any instrument delivered pursuant to this Purchase Agreement, shall survive for a period of 15 months after the Signing Date; provided, that if a claim is pending at the end of such period, the particular representation or warranty upon which such claim is based will survive (but only with respect to such claim) until the claim is resolved.
ARTICLE IX
INDEMNIFICATION
9.1. Agreement of the Seller to Indemnify
     Subject to the conditions and provisions of this Section 9, the Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and its officers and directors at all times after the Signing Date from and against any and all claims, damages, losses, Liabilities, payments, costs, obligations and expenses (including, without limitation, all legal, accounting and other professional fees and disbursements) (collectively, “Damages”) to the extent such Damages arise directly out of:
     (a) a breach of any representation or warranty made by the Seller or the Guarantor contained in this Purchase Agreement; or
     (b) a breach of any covenant, Agreement or undertaking made by the Seller or the Guarantor in this Purchase Agreement or in any certificate or other instrument or Agreement delivered by or on behalf of the Seller or the Guarantor pursuant to this Purchase Agreement.
9.2. Agreement of the Purchaser to Indemnify
     Subject to the conditions and provisions of this Section 9, the Purchaser hereby agrees to indemnify, defend and hold harmless the Seller and the Guarantor and their officers and directors at all times after the Signing Date from and against any and all Damages to the extent such Damages arise directly out of:
     (a) a breach of any representation or warranty made by the Purchaser contained in this Purchase Agreement;
     (b) a breach of any covenant, Agreement or undertaking made by the Purchaser in this Purchase Agreement or in any certificate or other instrument or Agreement delivered by or on behalf of the Purchaser pursuant to this Purchase Agreement; or
     (c) the conduct of the FRS Businesses subsequent to the Signing Date.
9.3. Claim for Indemnification
     (a) Any claim for indemnification must be made by a written notice to the Party against whom indemnification is sought. Such notice shall specify in reasonable detail the particulars of the claim for indemnity and the basis upon which indemnity is claimed.
     (b) Any claim for indemnification shall be denominated in U.S. Dollars and paid in cash.

     (c) Notwithstanding anything in this Purchase Agreement to the contrary, the aggregate value of the indemnification payments made by either the Seller or the Purchaser hereunder shall be limited as follows:
          (i) the indemnification for Damages based on a claim of fraud shall be unlimited;
          (ii) the indemnification for Damages based on a claim arising under any of the representations and warranties set out in Sections 3.4 (Capitalization), 3.5 (Title to the Shares; Transfer of Title), 3.16 (Taxes) and 3.19 (Intellectual Property) shall be limited to the Adjusted Purchase Price;
          (iii) the indemnification for Damages based on a claim arising under Section 7.1 or Section 7.2 shall be limited to $2,000,000; provided, however, that solely for purposes of this Section 9.3(c)(iii), the definition of Damages shall include (i) damages awarded against the FRS Businesses to a customer of the FRS Businesses by a court of competent jurisdiction as a direct result of Seller’s breach of the provisions of Section 7.1 or Section 7.2 of this Purchase Agreement, and (ii) damages given to a customer of the FRS Businesses in settlement of a claim directly arising out of Seller’s breach of Section 7.1 or Section 7.2 of this Purchase Agreement in which Seller has approved the settlement in writing (such approval not to be unreasonably withheld); and
          (iv) the indemnification for Damages for all other claims arising hereunder shall be limited to 22.5% of the Adjusted Purchase Price.
     (d) Additionally, no Party shall be entitled to indemnification payments until the aggregate amount of Damages for which it would otherwise be entitled to receive such payments exceeds $500,000 in which case the other Party shall be liable for the full amount of Damages not just the excess, but subject to the limits set forth herein. This Section 9.3(d) shall not apply to the indemnification for Damages based on a claim arising (i) under any of the representations and warranties set out in Section 3.16 (Taxes) and (ii) under Section 7.1 or Section 7.2.
     (e) The Seller shall have no liability in respect of any Damages unless the claim (or the aggregate of a series of connected claims based on the same event) exceeds $20,000 in which case the Seller shall be liable for the full amount of Damages not just the excess, but subject to the limits set forth herein.
     (f) The indemnification provision contained in Article IX shall constitute each Party’s sole and exclusive remedy for any damages of whatever kind or nature resulting from any inaccuracy or breach of a representation or warranty or breach of any covenant or Agreement made by the other Party pursuant to this Purchase Agreement. Notwithstanding anything to the contrary in this Purchase Agreement, no Party shall be entitled to receive, for any other Party’s breach of this Purchase Agreement, any consequential, incidental or indirect damages of any kind, including without limitation lost profits or diminution in value, or any punitive damages.

     (g) Upon receipt of a notice of a third party claim for which indemnity is sought, the Purchaser shall give written notice thereof to the Seller in accordance with Section 9.3(a). The Purchaser commits (or, as appropriate, procure that the relevant FRS Business shall) commit to do the following in a manner that is reasonable under the circumstances provided that the Seller has agreed to indemnify and hold the relevant FRS Business or the Purchaser, as the case may be, harmless for any Damages resulting from such third party claim:
          (i) not make any admissions of liability in respect of or compromise or settle the third party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld); and
          (ii) provide the Seller and its advisers with reasonable access to information within the power, possession or control of the Purchaser as is necessary for the purposes of investigating the third party claim, provided that the Seller shall keep any information obtained in the course of its investigations strictly confidential and use such information only for the purpose of dealing with the third party claim and provided that its investigation shall at no time unreasonably hinder or interfere with the Business or the Purchaser’s business.
Counsel defending the claim on behalf of the FRS Business or the Purchaser shall be chosen in common agreement between the Parties, and shall be at the expense of the Seller. The Seller is allowed to take the lead of the case, provided that it shall take into account reasonable guidelines from the Purchaser as to the conduct of the defense of the third party claim. The Purchaser is allowed to add on its own counsel, at its expense, to the case, it being understood, however, that counsel of the Purchaser shall never take the lead of the case and shall refrain from unreasonably hindering the case.
     (h) Notwithstanding Section 9.3(g) above, upon receipt of a notice of a third party claim relating to a customer of the FRS Businesses and for which indemnity is sought, the Purchaser shall give written notice thereof to the Seller in accordance with Section 9.3(a). The Purchaser commits (or, as appropriate, procure that the relevant FRS Business shall commit) to do the following in a manner that is reasonable under the circumstances provided that the Seller has agreed to indemnify and hold the relevant FRS Business or the Purchaser, as the case may be, harmless from (a) a final award issued by a court of competent jurisdiction, or (b) settlement of the third party claim approved by the Seller (such approval not to be unreasonably withheld), resulting from such third party claim:
          (i) not make any admissions of liability in respect of or compromise or settle the third party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld);
          (ii) provide the Seller and its advisers with reasonable access to information within the power, possession or control of the Purchaser as is necessary for the purposes of investigating the third party claim, provided that the Seller shall keep any information obtained in the course of its investigations strictly confidential and use such information only for the purpose of dealing with the third party claim and provided that its investigation shall at no time unreasonably hinder or interfere with the Business or the Purchaser’s business; and

          (iii) to take into account reasonable guidelines as to the conduct of the defense of the third party claim.
Counsel defending the claim on behalf of the FRS Business or the Purchaser shall be chosen in common agreement between the Parties and shall be at the expense of the Purchaser or the relevant FRS Business, as the case may be. The Seller is allowed to add on its own counsel, at its expense, to the case, it being understood, however, that counsel of the Seller shall never take the lead of the case and shall refrain from unreasonably hindering the case.
ARTICLE X
GUARANTEE
10.1. Guarantee
     The Guarantor unconditionally and irrevocably guarantees to the Purchaser the punctual discharge by the Seller of its obligations of whatever nature under this Purchase Agreement (including its Liabilities to pay Damages) (the “Guaranteed Obligations”) and agrees that it shall be a guarantor for any amounts which the Seller is liable to pay under this Purchase Agreement.
10.2. Principal debtor
     Without prejudice to the rights of the Purchaser against the Seller, the Guarantor shall be a primary obligor and shall be deemed a principal debtor in respect of its obligations under this Purchase Agreement.
10.3. Unlimited demands
     The Purchaser may make any number of demands of the Guarantor.
10.4. Recourse
     The Purchaser may enforce its rights against the Guarantor without first having to pursue recourse or exercising any rights or remedies against the Seller.
10.5. Scope of guarantee
     The Guarantor’s liability to the Purchaser shall be subject to the Guarantor having the same rights, defenses and remedies as the Seller under this Purchase Agreement. The Guarantor’s liability shall not be discharged, impaired or affected by:
     (a) any legal limitation, disability or incapacity or other circumstances relating to the Seller, or any variation of any of the terms of this Purchase Agreement or of any Guaranteed Obligation; or
     (b) the bankruptcy, liquidation or dissolution of the Seller or the appointment of a receiver, administrative receiver or administrator of any of the Seller’s Assets.

10.6. Guarantor Undertakings
     Until all of the Guaranteed Obligations have been unconditionally and irrevocably discharged, the Guarantor agrees that:
     (a) if the Seller is bankrupt, insolvent or in liquidation, the Guarantor will not prove in any such bankruptcy, insolvency or liquidation in competition with the Purchaser;
     (b) any security taken by the Guarantor from the Seller in consideration of this guarantee and any money received by the Guarantor by proving in the bankruptcy, insolvency or liquidation of the Seller, shall be held for the benefit of the Purchaser, to the extent necessary to satisfy any unpaid obligation of the Guarantor under this guarantee; and
     (c) if any payment received by the Purchaser from the Seller in relation to the Guaranteed Obligations is avoided or set aside on the subsequent bankruptcy, insolvency or liquidation of the Seller any amount received by the Purchaser and subsequently repaid shall not discharge or diminish the liability of the Guarantor for the Guaranteed Obligations and this Section 10 shall apply as if such payment had at all times remained owing by the Seller.
ARTICLE XI
MISCELLANEOUS
11.1. Assignment; Limitation of Benefits
     Neither this Purchase Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Purchase Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
11.2. Severability
     Any term or provision of this Purchase Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Purchase Agreement or affecting the validity or enforceability of any of the terms or provisions of this Purchase Agreement in any other jurisdiction. If any provision of this Purchase Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.
11.3. Publicity
     The parties will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Purchase Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing Agreement with a securities exchange.

11.4. Expenses
     All costs and expenses incurred in connection with this Purchase Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.
11.5. Amendments
     This Purchase Agreement may be amended by the Parties by a written instrument signed by all Parties, at any time.
11.6. Scheduled Disclosure
     Disclosure of any matter, fact or circumstance in a Section of the Disclosure Schedule shall constitute and be deemed to be disclosure thereof for purposes of any other Sections of the Disclosure Schedule, to the extent that (i) it is reasonably apparent on the face of any such Section of the Disclosure Schedule that the matters, facts or circumstances disclosed therein may be applicable to another Section of the Disclosure Schedule, or (ii) such disclosure is cross-referenced to in such other Section of the Disclosure Schedule.
11.7. Governing Law
     This Purchase Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably submit to the jurisdiction of any New York State or United States Federal Court sitting in New York, New York with respect to any suit, action or proceeding arising out of or relating to this Purchase Agreement.
11.8. Notices
     All notices, requests, demands and other communications under this Purchase Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to an overnight courier guaranteeing next day delivery; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

(a)	If to the Purchaser:

Michael Wand
Managing Director
CECP Investment Advisors Ltd.
57 Berkeley Square
London, W1J6ER
U.K.

Maximilian Bleyleben
Director
Kennet Partners Ltd
23 King Street
London SW1Y 6QY
U.K.
with copies to (which shall not constitute notice):

Marlene Metge
CETP Participations Sarl SICAR
30, Boulevard Royal
Luxembourg L-2449
Luxembourg

Lorraine Renault
Kennet Capital Management (Jersey) Ltd.
47 Esplanade
St Helier, Jersey JE1 0BD
U.K.

Stibbe
Henri Wafelaertsstraat 47-51
1060 Brussels, Belgium
Attn: Katrien Vorlat

(b) If to the Seller:

Richard Dobb
Chief Legal Officer and Corporate Secretary
S1 Corporation
3500 Lenox Road, Suite 200
Atlanta, GA, 30326 USA

with copies to (which shall not constitute notice):

Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004
Attn: Stuart G. Stein, Esq.
Each party may designate by notice in writing, in the manner set forth above, a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.

11.9. Entire Agreement; Construction
     This Purchase Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire Agreement and supersedes all prior Agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Parties have participated jointly in the negotiation and drafting of this Purchase Agreement. In the event an ambiguity or question of intent or interpretation arises, this Purchase Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Purchase Agreement.
11.10. Interpretation
     When a reference is made in this Purchase Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of an Exhibit or Schedule to this Purchase Agreement unless otherwise indicated. The table of contents and headings contained in this Purchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Purchase Agreement. Whenever the words “include,” “includes” or “including” are used in this Purchase Agreement, they shall be deemed to be followed by the words “without limitation.”
11.11. Counterparts
     This Purchase Agreement may be executed in counterparts, all of which shall be considered one and the same Agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
11.12. Proxies
     The Purchaser hereby gives a power of attorney to Mrs. Katrien Vorlat, Mr. Christoph Michiels and/or Mr. Davy Gorselé, each acting individually, to initial on its behalf the pages of this Purchase Agreement and the Exhibits and Disclosure Schedule to this Purchase Agreement or to certify such documents in any other way mutually agreed upon by the Parties.
     The Seller hereby gives a power of attorney to Mr. Héctor Armengod to initial on its behalf the pages of this Purchase Agreement and the Exhibits and Disclosure Schedule to this Purchase Agreement or to certify such documents in any other way mutually agreed upon by the Parties.
     The Guarantor hereby gives a power of attorney to Mr. Héctor Armengod to initial on its behalf the pages of this Purchase Agreement and the Exhibits and Disclosure Schedule to this Purchase Agreement or to certify such documents in any other way mutually agreed upon by the Parties.
[Remainder of page left blank intentionally. Signature page follows.]

     IN WITNESS WHEREOF, the Parties have duly executed this Purchase Agreement, or have caused this Purchase Agreement to be duly executed on their behalf, as of the day and year first above written.

CETP FRS S.à r.l.
By:	/s/
Name:
Title:

FINANCIAL INFORMATION CONSULTING SERVICE GROUP NV
By:	/s/
Name:
Title:

S1 CORPORATION
By:	/s/
Name:
Title:

EXHIBIT A
TO PURCHASE AGREEMENT
DATED AS OF AUGUST 9, 2006
FRS BUSINESSES

		Type of
Transferred Business	Shares	Shares	Purchaser
Financial Reporting Systems Belgium NV (FRS Belgium)	48,500	Registered	CETP FRS Sarl
Financial Reporting Systems France (FRS France)	500	Registered	FRS Belgium
Financial Reporting Services UK Ltd (FRS UK)	51	Registered	FRS Belgium
Financial Reporting Systems Netherlands BV (FRS Netherlands)	455	Registered	FRS Belgium
Financial Reporting Systems Luxembourg S.A (FRS Luxembourg)	81,928	Registered	CETP FRS Sarl
Financial Reporting Systems Spain S.L. Sociedad unipersonal (FRS Spain) Financial Reporting Systems Spain S.L. Sociedad unipersonal, - Branch in Portugal	2,744	Registered	FRS Luxembourg
FRS Singapore Pte. Ltd	1,476,002	Registered	/
FRS Hong Kong Limited	4,490,002	Registered	/
FRS America, Inc. (formerly FICS America Inc.)	1,500	Registered	FRS Luxembourg
-i-

EXHIBIT B
TO PURCHASE AGREEMENT
DATED AS OF AUGUST 9, 2006
DEFINITIONS
     “Accounts Date” means December 31, 2005.
     “Acquired Undertaking” has the meaning as defined in Section 6.3.
     “Adjusted Net Assets” means the aggregate value of the FRS Businesses’ Assets less the aggregate value of their Liabilities, determined in accordance with the Closing Accounts, consistent with past practice.
     “Adjusted Purchase Price” means the Purchase Price as adjusted in accordance with Section 2.7 and Exhibit E of this Purchase Agreement.
     “Affiliate” means with respect to any specified Person any Person that Controls, is Controlled by or is under common Control with such specified Person.
     “Agreement” means any concurrence of understanding and intention between two or more Persons with respect to their relative rights and/or obligations or with respect to a thing done or to be done, including, without limitation, contracts, leases, promissory notes, covenants, easements, rights of way, covenants, commitments, arrangements and understandings.
     “Assets” means assets of every kind and everything that is or may be available for the payment of Liabilities (whether inchoate, tangible or intangible), including, without limitation, Intellectual Property, real and personal property.
     “Benefit Plans” has the meaning as defined in Section 3.25.
     “Business” has the meaning as defined in Recital B.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday or other day on which banks are required to be closed in New York.
     “Charter Documents” means, with respect to any Person, the deed of incorporation, articles of association, by-laws, partnership Agreement and/or other applicable constitutive or organizational documents of such Person.
     “Closing Accounts” means the unaudited carve out balance sheets, statements of income and comprehensive income, and statements of cash flow as of the Signing Date and profit and loss account of the FRS Businesses for the period as of June 30, 2006 until the Signing Date, prepared in accordance with Exhibit E.
     “Competing Business” has the meaning as defined in Section 6.3.
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     “Confidential Information” means (i) all information of whatever nature relating to the FRS Businesses or the Business, whether in writing, in disk or electronic form, orally or pursuant to visits to premises and in any form or medium in which such information may be recorded or kept, (ii) analyses, compilations, studies and other material which contain, reflect or are otherwise generated from the information described in (i) above; but excluding information which:-
     (a) is or becomes publicly available (other than as a direct or indirect result of any breach of this agreement) and could be obtained by any person with no more than reasonable diligence; or
     (b) is known to the recipient before the date it is disclosed or is lawfully obtained by the recipient after that date, other than from a source which is connected with the Business and which, in either case, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality.
     “Control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by Agreement or otherwise).
     “Damages” has the meaning as defined in Section 9.1.
     “Data Protection Laws” means (a) the EC Data Protection Directive (Directive 95/46/EC), (b) the EC Directive on Privacy and Electronic Communications (Directive 2002/58/EC) and (c) all other applicable Laws and regulations relating to or impacting on the Processing of Personal Data and privacy enacted in the countries where the data originated from and/or is processed.
     “Data Subject” means an identified or identifiable natural Person, an identifiable Person is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity.
     “Designated Agreements” has the meaning as defined in Section 6.4.
     “Disclosure Schedule” means the disclosure schedule identified as the Disclosure Schedule to this Purchase Agreement.
     “Disputed Details” has the meaning as defined in Exhibit E.
     “Documents” means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Agreements, insurance policies, reports, studies, financial statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.
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     “Eligible FRS India Employees” has the meaning as defined in Section 7.2(a).
     “Encumbrance” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.
     “Escrow Account” means the joint bank account opened in the name of the Seller and the Purchaser and operated in accordance with the Escrow Agreement.
     “Escrow Agreement” means the escrow agreement entered into between the Seller and the Purchaser, in the form as attached hereto in Exhibit G.
     “Escrow Amount” has the meaning as defined in Section 2.6(b).
     “Exhibit” means an exhibit attached to the Purchase Agreement, which is an integral part thereof.
     “Expert Accountant” has the meaning as defined in Exhibit E.
     “FRS Backlog Revenue” has the meaning as defined in Section 3.11(f).
     “FRS Backlog Schedule” has the meaning as defined in Section 3.11(f).
     “FRS Business” and “FRS Businesses” have the meaning as defined in Recital A.
     “FRS Financial Statements” has the meaning as defined in Section 3.11(a).
     “FRS India Assets” means all Assets dedicated by S1 India to the Transferred FRS India Employees including, in particular, (i) desktop computers used by each Transferred FRS India Employee and their standard peripheral devices (monitor, keyboard, mouse), operating system software and standard software applications, and (ii) a certain number of servers and test machines used by the Transferred FRS India Employees, (as at the date of Signing there were 15 such machines).
     “FRS India Employees” means the employees, which are employed by S1 India at the Transfer Date and are engaged in providing dedicated services to the FRS Businesses.
     “FRS Intellectual Property” means all Intellectual Property owned or licensed by the FRS Businesses and used in the conduct of the Business, as currently conducted, whether or not registered, including without limitation the design, development, use (for the avoidance of doubt including intended uses), branding, advertising, manufacture, promotion, marketing, maintenance, support, license, distribution, import, and sale of FRS Products; means collectively (i) the Intellectual Property in the FRS Products which are identified in Schedule 3.19(a) of the Disclosure Schedule, and (ii) that FRS Intellectual Property that is within the scope of Section 3.19.
     “FRS Ireland Employees” has the meaning as defined in Section 7.1(a).
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     “FRS-Licensed Intellectual Property” means all Intellectual Property licensed by FRS from a third party; no FRS-Licensed Intellectual Property is FRS-Owned Intellectual Property.
     “FRS-Owned Intellectual Property” means any and all FRS Intellectual Property that is not FRS-Licensed Intellectual Property.
     “FRS Products” means all products, software, including its documentation, or service offerings of the FRS Businesses (i) that are currently being licensed, sold, distributed or otherwise disposed of by the FRS Businesses as of the date hereof; or (ii) for which the FRS Businesses as of the date hereof have any maintenance or support obligation related thereto; provided that “FRS Products” shall not include any modification or derivative works of products, software or services created after the date hereof.
     “FRS Tax Returns” means all federal, state, local, foreign and other applicable tax returns, declarations of estimated tax reports required to be filed by any of the FRS Businesses (without regard to extensions of time permitted by law or otherwise).
     “Governmental Entity” means any federal, state, local or regional government, regulatory authority, administrative agency, instrumentality, department, commission, board, bureau, agency, arbitrator, mediator, court or tribunal, whether domestic, foreign or supranational and whether legislative, executive or judicial, including, without limitation, any competition Law authority or commission.
     “Guaranteed Obligations” has the meaning as defined in Section 10.1.
     “Inbound IP Licenses” means FRS-Licensed Intellectual Property which is licensed to the FRS Businesses (including without limitation free download, shrink-wrap or click-through agreements, and Open Source Licenses) and used in the FRS Products.
     “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under capital leases and (v) in the nature of guaranties of the obligations described in clauses (i) through (iv) above of any other Person.
     “India Employer” has the meaning as defined in Section 7.2(a).
     “India Services Agreement” means the services agreement to be entered into between the Seller and the Purchaser on the Signing Date in the form as attached hereto in Exhibit I.
     “India Transition Period” has the meaning as defined in Section 7.2(d).
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     “Information Technology Systems” means all communications systems and computer systems controlled by the FRS Businesses, including all hardware, software, documents (hard copy or electronic), networks, compilations of data and/or other materials and websites.
     “Initial Purchase Price” has the meaning as defined in Section 2.6(a).
     “Intellectual Property” shall mean any or all of the following owned or used by, or issued or licensed to, the FRS Businesses: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) proprietary and Confidential Information, all trademarks, service marks, trade dress, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrighted works, and all applications, registrations and renewals in connection therewith; (iv) all databases, data compilations and collections and technical data; (v) methods, processes, schematics, mask works, test methodologies and hardware and Software development tools and all applications, registrations and renewals in connection therewith; (v) all computer software (including object code, source code, executable code, data and related documentation, whether embodied in firmware, Software or otherwise), algorithms, routines, documentation and designs; (vi) all Internet Web sites, including domain name registrations and content and software included therein; (vii) all rights to recover for past infringements of any of the foregoing owned by the FRS Businesses; and (viii) all copies and tangible embodiments thereof (in whatever form or medium).
     “Intellectual Property Licenses” mean all the Contracts to which the FRS Businesses or any of their Subsidiaries is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by the FRS Businesses.
     “Irish Transition Period” has the meaning as defined in Section 7.1(b).
     “Key Executives” means Alain Tayenne, Guy Luckx, Kurt van Looveren, Jeroen Faas, Ed Shea, Jef Becquevort, David Covey and Stephane Gregoire.
     “Laws” means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including environmental Laws).
     “Liability” means any Indebtedness, liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
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     “Lien” means, with respect to any Asset, any mortgage, pledge, assessment, security interest, lease, lien, adverse suit, action or proceeding, levy, charge or other encumbrance, or right of first refusal, right of first offer, proxy, voting trust, or voting Agreement with respect to the sale, issuance or voting of any shares of capital stock or ownership interest in the FRS Businesses (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding securities).
     “Material Adverse Effect” with respect to a party hereto, means a condition, event, change or occurrence that has had or would have a material adverse effect upon such party, taking into account (A) the business, customers, Assets, capitalization, financial condition and results of operations of such party, or (B) the ability of such party to perform its obligations under, and to consummate the transactions contemplated by, this Purchase Agreement provided, however, that a Material Adverse Effect does not and shall not include (and specifically excludes) any circumstance, change or effect (irrespective of materiality) to the extent that such circumstance, change or effect results indirectly or directly from (i) any changes in Laws, (ii) any change in generally applicable economic, business or financial market conditions, (iii) any generally applicable change in the industry in which the FRS Businesses operate or (iv) the announcement or communication of the transactions contemplated by this Agreement.
     “Material Agreements” has the meaning as defined in Section 3.23.
     “Movable Property” means the movable property used by the FRS Businesses and which is material for the Business as currently conducted.
     “Open Source License” means any license under which the subject Code licensed to the FRS Businesses may be freely used, modified, and redistributed for any purpose, in source code and/or object code forms, and without the payment of a license fee. Open Source Licenses include but are not limited to those approved by the Open Source Initiative (see www.opensource.org). As examples, the following licenses or distribution models are Open Source Licenses: (i) the GNU General Public License (GPL), (ii) the GNU Library or Lesser General Public License (LGPL), (iii) the Common Public License, (iv) the Artistic License (e.g. PERL), (v) the Mozilla Public License, and (vi) the Apache License.
     “Ordinary Course of Business” means ordinary course of business consistent with past practices and prudent business operations.
     “Other Arrangement” means a benefit program or practice providing for bonuses, incentive compensation, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.
     “Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.
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     “Person” means, and shall be construed broadly and shall include, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a limited liability partnership, a trust, a joint venture, an unincorporated organization and a Governmental Entity.
     “Personal Data” means any information relating to a Data Subject.
     “Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry, audit or investigation before or by any Governmental Entity.
     “Processing” means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation, alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment, combination, as well as blocking, erasure or destruction of Personal Data.
     “PTO” has the meaning as defined in Section 3.19(d).
     “Purchaser’s Accountants” means a member of an internationally reputable accounting firm appointed by the Purchaser.
     “Purchaser Dispute Response” has the meaning as defined in Exhibit E.
     “Purchase Price” has the meaning as defined in Section 2.5.
     “Representatives” has the meaning as defined in Section 6.2.
     “S1 Employees” has the meaning as defined in Section 7.6.
     “S1 Group” means the group of entities including all, direct and indirect, Affiliates of the Guarantor.
     “S1 India” has the meaning as defined in Section 7.2(a).
     “S1 Ireland” has the meaning as defined in Section 7.1(a).
     “S1 Services” has the meaning as defined in Section 3.11(c)
     “Section” means a Section (or a subsection) of this Purchase Agreement.
     “Seller’s Accountants” means a member of an internationally reputable accounting firm appointed by the Seller.
     “Seller’s Knowledge” means, the knowledge of Alain Tayenne, Greg Orenstein and Guy Luckx (collectively “Seller’s Representatives”), after they in turn have made reasonable enquiry within the FRS Businesses and shall not be deemed to have made enquiry of any Person outside the FRS Businesses.
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     “Shares” has the meaning as defined in Recital C.
     “Shrinkwrap Software” means third party software sold in a standard configuration and readily available to the public on standard terms and conditions.
     “Software” means all software used in connection with the Business, including Shrinkwrap Software and firmware that relates to or is comprised in hardware, together with all supporting documentation and materials necessary to enable a user to make full use of the functionality of, or to administer effectively, such software and firmware.
     “Statement of Adjusted Net Assets” means the statement of Adjusted Net Assets to be prepared in accordance with Exhibit E of this Purchase Agreement.
     “Statutory Accounts” has the meaning as defined in Section 3.11(d).
     “Subsidiary” means a corporation or other entity of which at least 80% of the outstanding securities or other interests having rights to vote or otherwise exercise Control are held, directly or indirectly, by Seller and constitute the FRS Business.
     “Taxes” means all federal, state, local and foreign taxes (including, without limitation, income, profit, VAT, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Entity or quasi-governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.
     “Transfer Date” has the meaning as defined in Section 7.2(a).
     “Transferred FRS India Employees” has the meaning as defined in Section 7.2(c).
     “Transition Services Agreement” means the transition services agreement to be entered into between the Seller and the Purchaser on the Signing Date in the form as attached hereto in Exhibit H.
     “U.S. GAAP” has the meaning as defined in Section 3.11(b).
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